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                                                                     Exhibit 5.1



                                 August 27, 2001

The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio 44667

                  Re: Public Offering of up to 75,000 Common Shares, without par value, of the J. M. Smucker Company

Ladies and Gentlemen:

                  I am Vice President - Finance and Administration, Secretary, and General Counsel for The J. M. Smucker Company, an Ohio corporation (the "Company"), and have acted as counsel to the Company in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Reg. No. 333-______) (the "Registration Statement"), for the purpose of registering for resale by a certain selling shareholder (the "Selling Shareholder") under the Securities Act of 1933 (the "Act"), 75,000 of the Company's common shares, without par value (the "Shares"), to be issued pursuant to the terms of an option agreement, dated as of January 24, 1996, between the Company and the Selling Shareholder (the "Option Agreement").

                  In such capacity, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that the Shares, when issued and delivered in accordance with the terms of the Option Agreement and against receipt of the consideration provided for therein, will be legally issued, fully paid and non-assessable.

                  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Act, and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                               Very truly yours,

                                               /s/Steven J. Ellcessor

                                               Steven J. Ellcessor, Esq.